Joint Filer Information

Names:	Deerfield International Master Fund, L.P.

Address:	780 Third Avenue, 37th Floor New York, NY 10017

Designated Filer:	Deerfield Partners, L.P.

Issuer and Ticker Symbol:	AveXis, Inc. [AVXS]

Date of Event Requiring Statement:	February 17, 2016

The undersigned, Deerfield International Master Fund, L.P. is jointly filing the attached Initial Statement of Beneficial Ownership on Form 3 with Deerfield Partners, L.P. with respect to the beneficial ownership of securities of AveXis, Inc.

Signatures:

DEERFIELD INTERNATIONAL MASTER FUND, L.P. By: Deerfield Mgmt, L.P., General Partner By: J.E. Flynn Capital, LLC, General Partner By: /s/ Jonathan Isler Jonathan Isler, Attorney-In-Fact